UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14A-12

ONTRAK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONTRAK, INC.

2200 Paseo Verde Parkway, Suite 280 Henderson, NV 89052 (310) 444-4300
SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON AUGUST 29, 2022
This proxy statement supplement (this “Supplement”) is dated August 26, 2022, and provides updated information and supplements the definitive proxy statement dated July 25, 2022 (the “Proxy Statement”) filed on Schedule 14A by Ontrak, Inc. (the “Company”) in connection with the Company’s 2022 Annual Meeting of Stockholders to be held Monday, August 29, 2022 at 12:00 p.m. Pacific Time (the “Annual Meeting”).
This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to the stockholders of the Company on or about August 26, 2022. Except as described in this Supplement, the information in the Proxy Statement continues to apply. To the extent the information in this Supplement differs from, or updates or conflicts with, information in the Proxy Statement, our stockholders should rely on the information in this Supplement. The Proxy Statement contains important additional information. This Supplement should be read only in conjunction with the Proxy Statement. If you need another copy of the Proxy Statement, please contact the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, at 1-800-PROXIES (1-800-776-9437) and outside the United States, 1-718-921-8500). The Proxy Statement is also available at: https://ontrakhealth.com/investors/financial-information/

Supplemental Information
As described in the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2022, on August 25, 2022, Mr. Robert Rebak tendered his resignation from the Company’s board of directors (the “Board”) and from each committee of the Board on which he served, effective immediately. Mr. Rebak served on the Nominations and Governance Committee and the Compensation Committee of the Board. Mr. Rebak’s decision to resign was for personal reasons and not due to any disagreement on any matter relating to the Company’s operations, policies or practices. To reflect that Mr. Rebak will not stand for re-election at the Annual Meeting, upon the recommendation of its Nominations and Governance Committee, the Board reduced the authorized number of directors to three effective as of immediately before the Annual Meeting.
As a result of the foregoing, (1) all references to Mr. Rebak as a director nominee in the Proxy Statement should be disregarded, (2) there will be three nominees for director to be voted on at the Annual Meeting and all references to four nominees for director should be deemed to be replaced with three nominees for director, and (3) proxies and voting instructions for Mr. Rebak’s election to the Board will be disregarded.
The three director nominees identified in the Proxy Statement other than Mr. Rebak, namely, Terren S. Peizer, Richard A. Berman, and Michael Sherman, are the Board’s nominees for election to the Board at the Annual Meeting.
An updated proxy card for the Annual Meeting will not be provided. All proxies and voting instructions for Mr. Rebak’s election to the Board will be disregarded. If you have already submitted a proxy card, the persons named as proxies therein will vote your shares as indicated on the proxy card that you submitted. However, because Mr. Rebak has resigned and is not standing for re-election, with respect to the election of directors, the persons named as proxies on the proxy card will vote in the manner indicated on the proxy card submitted only with respect to the remaining three director nominees—Messrs. Peizer, Berman, and Sherman. None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.
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